Exhibit 99.1

MAXIMUS Reports Fourth Quarter and Full Year Financial Results for Fiscal 2014

RESTON, Va.--(BUSINESS WIRE)--November 13, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fourth quarter and fiscal year ended September 30, 2014.

Highlights for the fourth quarter and the full fiscal year 2014 include:

●	Fourth quarter revenue grew 13% to $435.4 million; diluted earnings per share increased 4% to $0.53.

●	Fiscal year 2014 revenue grew 28% to $1.7 billion; diluted earnings per share totaled $2.11.

●	Cash and cash equivalents totaled $158.1 million at September 30, 2014.

●	Backlog totaled $3.8 billion at September 30, 2014 compared to $3.4 billion at September 30, 2013.

●	Signed contract awards totaled $2.0 billion for fiscal 2014 and the sales pipeline remained strong at $3.5 billion at September 30, 2014.

For the fourth quarter of fiscal 2014, revenue increased 13% to $435.4 million compared to revenue of $384.3 million reported for the same period last year, driven by growth in the Health Services Segment. Fiscal 2014 fourth quarter net income attributable to MAXIMUS totaled $36.2 million, or $0.53 per diluted share. This represents a 4% increase compared to $0.51 reported for the same period last year.

Revenue for fiscal year 2014 increased 28% to $1.7 billion. This compares to $1.3 billion reported for fiscal 2013, which included approximately $16.0 million in revenue from a terminated contract in the Human Services Segment. Excluding revenue from the terminated contract, fiscal 2014 revenue grew 29%, of which 27% was organic. Revenue increases for the fiscal year were driven by the Health Services Segment and included work tied to the Affordable Care Act and the Health Management acquisition.

For the full fiscal year, net income attributable to MAXIMUS totaled $145.4 million, or $2.11 per diluted share. This compares to $116.7 million, or $1.67 per diluted share, for the same period last year. The prior-year period included a benefit of $10.9 million in pre-tax income ($6.5 million, net of taxes, or $0.09 per diluted share) related to the aforementioned terminated contract. Excluding the terminated contract, fiscal 2014 diluted earnings per share increased 34% to $2.11 compared to adjusted diluted earnings per share of $1.58 reported for fiscal 2013. The year-over-year increase in earnings for the full fiscal year is principally attributable to growth in the Health Services Segment. A reconciliation to non-GAAP measures is included in the accompanying financial schedules.

Fiscal 2014 has been a year of exceptional growth for MAXIMUS, highlighted by solid execution and strong financial results. Year-to-date signed awards reached a record $2.0 billion and contributed to a healthy backlog of $3.8 billion. The Company has made significant progress on our long-term objectives of expanding our operations outside of the United States, as well as continuing to grow our U.S. domestic business, which includes our work serving federal agencies and programs. With a clear demonstrated success that is built upon our ‘land and expand’ strategy over the last several years, we have broadened our reach into new markets, new adjacencies and new clients,” commented Richard A. Montoni, MAXIMUS Chief Executive Officer.

Health Services Segment

Health Services Segment revenue for the fourth quarter of fiscal 2014 increased 19% to $321.7 million compared to the same period last year. As expected, Health Services Segment operating income for the fourth quarter of fiscal 2014 decreased 7% to $42.8 million (13.3% operating margin) compared to $45.9 million (16.9% operating margin) for the same period last year.

For the full fiscal year, Health Services Segment revenue increased 45% to $1.25 billion compared to the same period last year. For fiscal 2014, Health Services Segment operating income increased 35% to $175.4 million (14.0% operating margin) compared to $129.8 million (15.0% operating margin) for fiscal 2013.

For both the fourth quarter and the full year of fiscal 2014, increases to revenue were driven by new work, including contracts supporting the Affordable Care Act in the United States, and expansion on existing programs. During fiscal 2014, the Company also received a full-year’s benefit from the Health Management acquisition, which closed on July 1, 2013. As expected, operating margins for both the fourth quarter and the full fiscal year were lower due to an increase in lower-margin, cost-reimbursable contracts, as well as the expected start-up from new programs that launched in 2014.

Human Services Segment

Human Services Segment revenue for the fourth quarter of fiscal 2014 totaled $113.7 million compared to $113.3 million for the same period last year. The prior-year period included accretive revenue from a large fixed-price contract that came to an end in early 2014 and offset organic revenue growth from the Company’s operations in Australia. Human Services Segment operating income for the fourth quarter of 2014 decreased to $9.0 million (7.9% operating margin) compared to $11.9 million (10.5% operating margin) for the same period last year. Operating margins in the fourth quarter of 2014 were tempered due to the completion of the fixed price contract, a contract change in the U.K. Work Programme, start-up in Australia for the 18 new site locations and higher expenses in preparation for the Job Services Australia (JSA) rebid.

In fiscal year 2013, the Human Services Segment benefitted from a terminated contract that contributed revenue of $16.0 million and pre-tax income of $10.9 million.

Human Services Segment revenue for fiscal year 2014 totaled $450.3 million and, excluding the $16.0 million in revenue from the terminated contract, was comparable to same period last year. Fiscal 2014 revenue was tempered by currency fluctuations and the completion of a large, accretive fixed-price contract that came to an end in early 2014, both of which offset organic revenue growth from operations outside the U.S. For the full fiscal year, operating income from the Human Services Segment totaled $50.5 million (11.2% operating margin).

Backlog, Sales and Pipeline

Backlog reached a record level of $3.8 billion at September 30, 2014. This compares to $3.4 billion at September 30, 2013.

Year-to-date signed contract awards at September 30, 2014 totaled $2.0 billion compared to $1.9 billion reported for the same period last year. New contracts pending (awarded but unsigned) totaled $326.9 million at September 30, 2014 and did not include the new health and disability assessments contract that was awarded subsequent to September 30, 2014.

Sales pipeline at September 30, 2014 was $3.5 billion (consisting of $397 million in proposals pending, $156 million in proposals in preparation, and $2.9 billion in opportunities tracking). The pipeline reflects opportunities in both segments and across multiple geographies.

Balance Sheet and Cash Flows

Cash and cash equivalents at September 30, 2014 totaled $158.1 million, of which approximately $95 million is held outside of the U.S. For the fourth quarter of fiscal 2014, cash provided by operating activities totaled $48.5 million, with free cash flow of $28.9 million. For fiscal year 2014, cash provided by operating activities totaled $213.6 million, with free cash flow of $166.5 million. For the fourth quarter of fiscal 2014, Days Sales Outstanding (DSO) were 61 days, which is below the Company’s previously stated range of 65 to 80 days.

On August 29, 2014, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On October 8, 2014, the Company announced a $0.045 per share cash dividend, payable on November 28, 2014 to shareholders of record on November 14, 2014.

During the fourth quarter of fiscal 2014, MAXIMUS repurchased 1,265,484 shares of the Company’s common stock for $52.2 million (a weighted average price of $41.24). For the full fiscal year, MAXIMUS repurchased 2,672,151 shares for $113.1 million (a weighted average price of $42.34). At September 30, 2014, the Company had $135.2 million available for future repurchases under its Board-authorized share repurchase program. Subsequent to September 30, 2014 and through October 28, 2014, the Company repurchased another 753,010 shares of stock for approximately $30.6 million (a weighted average price of $40.66).

Outlook

MAXIMUS established its fiscal year 2015 revenue and earnings guidance on October 28, 2014. The Company expects fiscal year 2015 revenue to range between $1.9 billion and $2.0 billion and expects diluted earnings per share to range between $2.25 and $2.40. This guidance does not include any possible mergers and acquisition activity or any significant legal expenses or recoveries.

Montoni continued, “The horizon for fiscal 2015 and beyond is bright, with several large, new contracts that will serve as the underpinnings for growth over the next few years as they ramp into their full run-rate. For fiscal 2015, MAXIMUS is forecasting top-line growth in the range of 12% to 18% and we estimate that approximately 90% of our forecasted 2015 revenue, based upon the midpoint of our revenue guidance range, is already in the form of backlog or option periods.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 13, 2014, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 28, 2014. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 13593178

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as the Affordable Care Act, Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 13,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including organic growth, free cash flow and adjusted diluted earnings per share.

In order to calculate organic growth, we compare current year revenue to pro forma prior-year revenue, including Health Management Limited. We believe that organic growth provides a useful basis for assessing the performance of the business excluding the effects of acquisitions.

We have provided a reconciliation of free cash flow to cash provided by operating activities. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effects of a contract termination in fiscal year 2013.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, diluted earnings per share, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
		2013
Revenue	$435,406	$384,339	$1,700,912	$1,331,279
Cost of revenue	322,474	266,840	1,248,789	945,246
Gross profit	112,932	117,499	452,123	386,033
Selling, general and administrative expenses	61,124	60,476	226,815	200,878
Operating income	51,808	57,023	225,308	185,155
Interest and other income, net	758	315	2,061	3,867
Income before income taxes	52,566	57,338	227,369	189,022
Provision for income taxes	16,414	21,918	81,973	71,673
Net income	36,152	35,420	145,396	117,349
Loss/(Income) attributable to non-controlling interests	84	206	44	(618)
Net income attributable to MAXIMUS	$36,236	$35,626	$145,440	$116,731

Basic earnings per share	$0.54	$0.52	$2.15	$1.71

Diluted earnings per share	$0.53	$0.51	$2.11	$1.67

Dividends per share	$0.045	$0.045	$0.18	$0.18

Weighted average shares outstanding:
Basic	66,784	68,157	67,680	68,165
Diluted	68,233	69,950	69,087	69,893

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

		2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$158,112	$125,617
Accounts receivable—billed and billable, net	263,011	264,300
Accounts receivable—unbilled	26,556	28,656
Deferred income taxes	28,108	26,443
Prepaid expenses and other current assets	56,673	44,583
Total current assets	532,460	489,599

Property and equipment, net	80,246	77,710
Capitalized software, net	39,734	40,456
Goodwill	170,626	171,867
Intangible assets, net	39,239	42,039
Deferred contract costs, net	12,046	14,318
Deferred compensation plan assets	17,126	10,314
Other assets	9,519	11,675
Total assets	$900,996	$857,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$103,181	$109,020
Accrued compensation and benefits	94,137	83,280
Deferred revenue	55,878	53,137
Income taxes payable	4,693	8,327
Other liabilities	7,432	8,276
Total current liabilities	265,321	262,040
Deferred revenue, less current portion	32,257	32,953
Deferred income taxes	21,383	16,359
Deferred compensation plan liabilities, less current portion	18,768	13,953
Other liabilities	7,082	2,898
Total liabilities	344,811	328,203

Total equity	556,185	529,775
Total liabilities and equity	$900,996	$857,978

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands; Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$36,152	$35,420	$145,396	$117,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,371	10,053	48,668	35,816
Deferred income taxes	3,475	(634)	2,898	2,396
Stock compensation expense	4,469	3,847	17,278	14,555
Changes in assets and liabilities, net of effects of business combinations and divestitures:
Accounts receivable — billed	1,218	(43,020)	(144)	(87,999)
Accounts receivable — unbilled	(1,224)	(3,984)	2,056	(14,998)
Prepaid expenses and other current assets	(1,197)	30	(2,540)	(2,492)
Deferred contract costs	1,698	(2,622)	2,254	(5,073)
Accounts payable	2,758	15,132	(2,928)	31,453
Accrued compensation and benefits	9,767	14,367	12,277	21,308
Deferred revenue	2,753	9,244	2,841	6,304
Income taxes	(17,136)	(3,955)	(10,974)	2,034
Other assets and liabilities	(6,654)	(1,515)	(3,482)	285
Cash provided by operating activities	48,450	32,363	213,600	120,938

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(71,435)	(2,670)	(71,435)
Proceeds from settlement of final PSI price	—	—	—	3,380
Purchases of property and equipment	(17,873)	(18,711)	(36,262)	(43,580)
Capitalized software costs	(1,709)	(4,944)	(10,886)	(18,596)
Proceeds from note receivable	79	113	429	398
Cash used in investing activities	(19,503)	(94,977)	(49,389)	(129,833)

Cash flows from financing activities:
Cash dividends paid	(3,006)	(3,070)	(12,187)	(12,272)
Repurchases of common stock	(51,787)	(5,473)	(111,141)	(33,287)
Stock compensation tax benefit	6,740	5,889	9,665	10,569
Tax withholding related to RSU vesting	—	—	(14,681)	(8,868)
Stock option exercises	217	328	1,362	2,168
Issuance of debt	—	—	15,000	—
Repayment of debt	(40)	(42)	(15,162)	(172)
Cash used in financing activities	(47,876)	(2,368)	(127,144)	(41,862)

Effect of exchange rate changes on cash and cash equivalents	(5,901)	2,688	(4,572)	(12,938)

Net increase/(decrease) in cash and cash equivalents	(24,830)	(62,294)	32,495	(63,695)

Cash and cash equivalents, beginning of period	182,942	187,911	125,617	189,312

Cash and cash equivalents, end of period	$158,112	$125,617	$158,112	$125,617

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,				Year Ended September 30,
	2014	% (1)	2013	% (1)	2014	% (1)	2013	% (1)

Revenue:
Health Services	$321,700	100%	$271,032	100%	$1,250,565	100%	$862,879	100%
Human Services	113,706	100%	113,307	100%	450,347	100%	468,400	100%
Total	435,406	100%	384,339	100%	1,700,912	100%	1,331,279	100%

Gross profit:
Health Services	84,001	26.1%	85,322	31.5%	325,559	26.0%	248,100	28.8%
Human Services	28,931	25.4%	32,177	28.4%	126,564	28.1%	137,933	29.4%
Total	112,932	25.9%	117,499	30.6%	452,123	26.6%	386,033	29.0%

SG&A expense:
Health Services	41,201	12.8%	39,384	14.5%	150,181	12.0%	118,266	13.7%
Human Services	19,925	17.5%	20,245	17.9%	76,022	16.9%	79,842	17.0%
Non-segment, net(2)	(4)	NM	668	NM	596	NM	1,966	NM
Other	2	NM	179	NM	16	NM	804	NM
Total	61,124	14.0%	60,476	15.7%	226,815	13.3%	200,878	15.1%

Operating income:
Health Services	42,800	13.3%	45,938	16.9%	175,378	14.0%	129,834	15.0%
Human Services	9,006	7.9%	11,932	10.5%	50,542	11.2%	58,091	12.4%
Non-segment, net(2)	4	NM	(668)	NM	(596)	NM	(1,966)	NM
Other	(2)	NM	(179)	NM	(16)	NM	(804)	NM
Total	$51,808	11.9%	$57,023	14.8%	$225,308	13.2%	$185,155	13.9%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”
(2)	Legal, settlement, and acquisition-related expenses and recoveries

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED DILUTED EPS
FY 2013
(Unaudited)

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2012	2013	2013	2013	2013

Diluted EPS - GAAP basis	$0.31	$0.45	$0.40	$0.51	$1.67

Adjustment for terminated contract	–	(0.09)	–	–	(0.09)

Adjusted Diluted EPS	$0.31	$0.36	$0.40	$0.51	$1.58

FREE CASH FLOW
(Dollars in thousands; Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Cash provided by operating activities	$48,450	$32,363	$213,600	$120,938
Purchases of property and equipment	(17,873)	(18,711)	(36,262)	(43,580)
Capitalized software costs	(1,709)	(4,944)	(10,886)	(18,596)
Free cash flow	$28,868	$8,708	$166,452	$58,762

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com